Exhibit 23.1

kpmg

KPMG LLP

Chartered Accountants

Telephone

(416) 228-7000

Yonge Corporate Centre

Telefax

(416) 228-7123

4100 Yonge Street Suite 200

www.kpmg.ca

North York ON M2P 2H3

Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diversinet Corp.

We consent to the incorporation by reference in the registration statement (No. 333-144167) on Form S-8, the registration statement (No. 333-146608) on Form F-3 (which was amended by the aforementioned registration statement on Form F-1/A), the registration statement (No. 333-146608) on Form F-3/A, the registration statement (No. 333-148003) on Form S-8, the registration statement (No. 333-136181) on Form F-3/A, the registration statement (No. 333-128975) on Form F-1/A, the registration statement (No. 333-122284) on Form F-1/A, the registration statement (No. 333-122284) on Form F-3 (which was amended by the aforementioned registration statement on Form F-1/A), the registration statement (No. 333-113646) on Form F-3, the registration statement (No. 333-107251) on Form F-3, the registration statement (No. 333-136178) on Form S-8, the registration statement (No. 333-125085) on Form S-8, the registration statement (No. 333-114674) on Form S-8 and the registration statement (No. 333-103356) on Form S-8 of Diversinet Corp. of our report dated March 4, 2010, with respect to the consolidated balance sheets of Diversinet Corp. as at December 31, 2009 and December 31, 2008, and the related consolidated statements of net income (loss), comprehensive income (loss) and deficit and cash flows for each of the years in the three year period ended December 31, 2009 which report appears in the December 31, 2009, Annual Report on Form 20-F of Diversinet Corp.

/s/ KPMG LLP

Toronto, Canada

March 4, 2010